Exhibit 10.26
EXECUTIVE SEVERANCE AGREEMENT

This Executive Severance Agreement (the “Agreement”) is by and between, Vinayak Hegde (“Employee”), and Credit Acceptance Corporation (the “Company”), for the benefit of it and its affiliated organizations, subsidiaries, predecessors, successors, and assigns, and all of its and their past, present, or future directors, officers, agents, employees, representatives, owners, and stockholders. The Company and Employee are referred to herein, individually as a “party,” and collectively as the “parties.”

Recitals

Whereas, the parties agree that upon certain conditions being met, Employee will be entitled to a Severance Benefits, in exchange for the release and other obligations contained herein;

Whereas, Employee executing this Agreement and its accompanying Release (at the appropriate time) is a condition precedent to Employee receiving certain Severance Benefits due under this Agreement;

Whereas, if the parties intend to finally and amicably terminate the employer-employee relationship that exists between them, it will be consistent with the terms of this Agreement.

In consideration of the foregoing and of the promises and covenants contained herein, the adequacy and sufficiency of which is explicitly acknowledged, each party agrees as follows:

Terms

1.Qualifying Termination. Employee shall only be eligible to receive the Severance Benefits if: (a) Employee resigns from employment with Good Reason; or (b) Employee is terminated without Cause, and provided in either case that such termination of employment constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (either (a) or (b), a “Qualifying Termination”). To receive the Severance Benefits, Employee understands and acknowledges that Employee must comply with the terms of this Agreement, including proper and timely execution of the attached General Release. The effective date of Employee’s termination of employment for any reason, shall be the “Separation Date.”

“Cause” means: (i) Employee has misappropriated for personal use any material funds or property of the Company; (ii) Employee has been convicted of or pled nolo contendere to a felony (other than traffic violation not involving human injury) or other crime that involves fraud, dishonesty, or moral turpitude; or (iii) the Employee 's willful and material breach of Employee's obligations to the Company, including the Employee's willful and material failure to perform his duties with the Company (other than as a result of incapacity due to illness or injury or reasonable permitted time off), provided, however, that, in each case of (i), (ii) or (iii), if capable of cure, a termination by the Company for Good Cause shall be effective only if, within thirty (30) days following delivery of a written notice by the Company’s Board of Directors to Employee of the event giving rise to Good Cause that reasonably identifies the reason(s) for such determination, Employee has failed to materially cure such condition. The determination by the Board of the occurrence of Good Cause shall be made, in good faith, by the affirmative vote of all disinterested members of the Board, and only after Employee has had the opportunity to be represented by counsel in addressing the Board in the meeting at which such determination is discussed. Good Cause does not include: Employee resigning for any reason; a separation in employment due to Employee’s involuntary layoff, a reduction in force, position elimination, death or disability; or trivial or de minimis violations of Company policy, rules, or procedures (as determined in the Company’s sole discretion).
“Good Reason” means the occurrence of any of the following events without Employee’s written consent: (i) a material diminution of Employee’s rate of base salary or target annual bonus opportunity; (ii) a material diminution in Employee’s authority, duties, or responsibilities; (iii) a material breach by the Company of any material provision of this Agreement or other compensation agreement between Employee and the Company; (iv) the failure of any successor or acquiring entity to assume the Company’s obligations under this Agreement, or (v) a relocation of Employee’s principal place of employment to a place that increases Employee’s one-way commute by more than twenty five (25) miles. No resignation for Good Reason shall be effective unless (1) Employee provides written notice, within ninety (90) days after the first occurrence of the event giving rise to Good Reason to the Board setting forth in reasonable detail the material facts constituting Good Reason and the reasonable steps necessary to cure, (2) the Company has had thirty (30) business days from the date of such notice to cure any such occurrence otherwise constituting Good Reason, and (3) if such event is not reasonably cured within such period, Employee must resign from all positions he then holds with the Company effective not later than sixty (60) days after the expiration of the cure period.
2.Other Conditions of Eligibility. In addition, to be eligible for the Severance Benefits, Employee must: (a) cooperate with the Company in the transition of Employee’s duties and responsibilities to a successor and in the transitions of any clients, work, or other Company-related matters in each case as directed by the Company, upon separation of employment for any reason; (b) comply with all of the terms and conditions of this Agreement; and (c) timely execute (and not revoke) the attached General Release after Employee’s Separation Date; in each case, as determined in the sole discretion of the Company. The Severance Benefits will not have been earned by Employee until all the conditions of this Section and Section 6 are satisfied.

3.Severance Benefits. Subject to Employee’s compliance with the terms and conditions of this Agreement, the Company agrees to pay Employee upon termination the following payments and benefits as (the “Severance Benefits”):

a.A lump sum payment equal to one times Employee’s final rate of base salary (ignoring any reduction that forms the basis for Good Reason), payable in a single lump sum payment on the date that is 60 days after the Separation Date, less the required withholdings and deductions;

b.A lump sum cash payment that is the equivalent of twelve (12) months of the cost of the medical, dental, and vision benefit premiums for Employee and his eligible dependents due under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), based on Employee’s then-current group health insurance coverage, payable in a single lump sum payment on the date that is 60 days after the Separation Date, less the required withholdings and deductions; and

c.The Company will accelerate the vesting of Employee’s then-outstanding compensatory equity awards as to the number of shares subject to each such award that would have vested in the ordinary course in the period that is (i) one year after the Separation Date, if the Qualifying Termination occurs outside of the Change in Control Protection Period and (ii) three years after the Separation Date, if the Qualifying Termination occurs within the Change in Control Protection Period, with such vesting effective as of the Separation Date.

The “Change in Control Protection Period” is the period that begins immediately prior to, on or within twenty-four (24) months after a Change in Control (as defined in the Company’s Amended and Restated Incentive Compensation Plan (as in effect on Employee’s start date). The Severance Benefits will not be considered compensation for purposes of any retirement or other compensation-based plan, policy, or benefit offered by the Company. Employee acknowledges and agrees that Employee has no right to receive the Severance Benefits absent this Agreement and conditioned on Employee’s satisfaction of all conditions precedent in this Agreement.

4.Equity Held By Employee. Except as set forth above, this Agreement shall not modify the terms of any stock options or restricted units held by Employee pursuant to the Company Amended and Restated Incentive Compensation Plan, as amended from time to time, and any applicable award documents (the “Equity Documents”). Except as set forth above, any Equity Awards held by Employee as of Employee’s Separation Date shall continue to remain subject to the terms and conditions of the Equity Documents.

5.Other Benefits. Employee understands and agrees that, except as expressly stated in this Agreement and for benefits required by applicable law to be continued (including under COBRA), Employee’s participation in any Company benefit plans, procedures or policies shall cease as of Employee’s Separation Date.

6.Payment Timing. The Severance Benefits are conditioned on the following conditions:

a.Employee’s Qualifying Termination;

b.Employee timely executing (and not revoking) the General Release (attached as Exhibit 1 to this Agreement), which cannot be executed until after the Separation Date, and returning and delivering a copy of the same to the Company;

c.The Effective Date of the General Release (attached as Exhibit 1); and

d.Employee’s return, without retention of any copies, of all Company property in Employee’s possession, custody, or control, regardless of whether such property is electronic, digital, or hard copy.

7.At-Will Employment. Nothing in this Agreement shall be interpreted or construed as modifying or otherwise altering the at-will employment relationship between Employee and the Company. Nothing in this Agreement shall be interpreted as a guarantee of employment for any duration of time or as creating a “for cause” relationship. Each party retains the right to end Employee’s employment for any reason and at any time, with or without cause and with or without notice.

8.Tax Consequences. All cash amounts payable under this Agreement are intended to fit within the “short term deferral” exception for the Section 409A of the Code (“Section 409A”) or the “separation pay plan” exception specified in Treas. Reg. § 1.409A-1(b)(9), or both of them, and shall be interpreted in a manner consistent with the applicable exceptions. To the extent any of the Severance Benefits are not so exempt, such amounts are intended to comply with Section 409A and this Agreement shall be interpreted and administered in such a way as to comply with Section 409A to the maximum extent possible.  To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided hereunder during the six-month period immediately following Employee’s termination of employment shall instead be paid without interest on the first business day after the date that is six months following Employee’s termination of employment (or within 30 days after Employee’s death, if earlier). In addition, each amount to be paid or benefit to be provided to Employee hereunder, which constitutes deferred compensation subject to Section 409A of the Code, shall be construed as a separate identified payment for purposes of Section 409A of the Code.   The terms “termination of employment,” “resignation,” or words of similar import, as used in this

Agreement shall mean, with respect to any payments subject to Section 409A, Employee’s “separation from service” as defined by Section 409A. Nothing in this Agreement shall be construed as a guarantee of any particular tax treatment to the Employee.  Employee shall be solely responsible for the tax consequences with respect to all amounts payable under this Agreement, and, provided this Agreement is administered in accordance with its terms, in no event shall the Company have any responsibility or liability if this Agreement does not meet any applicable requirements of Section 409A.

9.Non-Disparagement. For a period of five (5) years after the Separation Date, neither Employee nor the members of the Company’s Board of Directors will make any statement, oral or written, (whether online or through any social media, electronic, print, or digital communication, post, or review) publicly or to any third-party, including but not limited to, Credit Acceptance’s employees, dealers, customers, clients, or business partners that defames, disparages, or denigrates the Company or the Employee. Breach of this promise of non-disparagement will constitute a material breach of this Agreement; provided, that such restriction shall not prohibit any such person from (a) making any truthful statement to the extent required by applicable law or (b) exercising or enforcing any of its rights under this Agreement or any other document entered into in connection with Employee’s employment with or termination of employment with the Company. Notwithstanding the foregoing, nothing in this Agreement is intended to prohibit or limit Employee’s right to discuss or disclose conduct that occurs at the workplace, at work-related events coordinated by or through the Company, between employees, or between the Company and any employee that Employee reasonably believed under Washington state, federal, or common law to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or that is recognized as against a clear mandate of public policy.

10.Additional Acknowledgements and Agreements.

a.Existing Agreements or Arrangements. This Agreement does not—except unless expressly stated—modify, alter, or supersede any prior agreements signed by Employee. Employee acknowledges agrees that he will continue to be bound, and will continue to comply with, any restrictive covenants, non-disclosure, or arbitration agreements entered into between Employee and the Company.

b.Injunctive Relief. Employee and the Company acknowledge that any breach of this Agreement, specifically including the provisions in Section 9, will cause substantial and irreparable harm to the other party to this Agreement. Accordingly, any such non-breaching party shall be entitled to seek injunctive and other forms of equitable relief to prevent or address such breach and the prevailing party shall be entitled to recover any other rights, remedies, or damages available at law, in equity, or by statute.

c.Payment Conditions. Without limiting Company’s rights and remedies, Employee acknowledges and agrees that the right of Employee to receive any payment due under this Agreement will be suspended and cancelled if Employee is in breach of any provision of this Agreement and fails to cure such breach within fifteen (15) days after the date the Company notifies Employee in writing of such breach. The Company may withhold payment of the Severance Benefits in the event Employee breaches this Agreement and fails to timely cure such breach or fails to satisfy any condition precedent to payment, including Employee’s failure or refusal to execute the attached General Release.

d.Repayment Obligations. All disputes related to any material breach of this Agreement will be subject to the parties’ ADR Agreement and corresponding ADR Policy and Procedure. In the event that an arbitrator determines that Employee has violated any of the material terms and conditions of this Agreement, the arbitrator shall determine the appropriate remedy in the arbitrator’s discretion, which may be the full repayment of the Severance Benefits paid hereunder as damages, along with any other remedies the arbitrator deems appropriate.

e.Modification. No amendment or modification of this Agreement is binding unless in writing and signed by Employee and the Company’s Chief Legal Officer.

f.Assignability. This Agreement and the rights and duties set forth herein may not be assigned by either of the parties without the express written consent of the Company’s Chief Legal Officer. This Agreement shall be binding on and inure to the benefit of each party and such party's respective heirs, legal representatives, successors and assigns.

g.Severability. If any court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions, which shall remain valid, binding and enforceable and in full force and effect, and such invalid or unenforceable provision shall be construed in a manner, or severed to the minimal extent necessary, so as to give the maximum valid and enforceable effect to the intent of the parties expressed in any such provision.

h.Waiver of Breach. The waiver by either party of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party. A party can only waive a breach of this Agreement through a written and signed waiver identifying the specific breach being waived. For the Company, such waiver must be signed by the Chief Legal Officer.

i.Governing Law. This Agreement shall be interpreted, enforced, and governed by the laws of the State of Washington, without regard to any rules of construction or choice of law principals that would require application of the laws of another jurisdiction. Any action to enforce this Agreement shall be subject to the parties’ arbitration agreement (i.e., the Company’s Alternative Dispute Resolution Policy and Procedure)

j.Effective Date. The terms and conditions of this Agreement shall be effective as of the date it is signed by both parties (the “Effective Date”). In the event either party fails or refuses to sign this Agreement, this Agreement shall be null and void and of no force or effect. This Agreement may be executed by electronic signature (such as DocuSign), facsimile or computer scanned copy, and/or in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute one agreement.

In agreement to the above terms and provisions, the parties—after having the opportunity to review these terms and consult their own legal counsel—freely and on their own volition execute this Agreement as follows:

EMPLOYEE: /s/ Vinayak Hegde Vinayak Hegde Dated: October 27, 2025	Credit Acceptance Corporation: /s/ Wendy Rummler By: Wendy Rummler Its: Chief People Officer Dated: October 27, 2025

EXHIBIT 1 TO SEVERANCE AND RELEASE AGREEMENT:
GENERAL RELEASE

GENERAL RELEASE

This General Release is being executed by Vinayak Hegde (“Employee”), for the benefit of Credit Acceptance Corporation and for the benefit of all its subsidiaries, affiliated or related organizations, predecessors, successors, and assigns, and its and their employees, officers, directors, agents, attorneys, and representatives (the “Company”).

Employee is executing this Agreement as a condition necessary under the terms of Employee’s Executive Severance Agreement (together with this release, the “Agreement”) and as a condition precedent to Employee receiving the Severance Benefits provided by Employee’s Executive Severance Agreement. Employee understands and acknowledges that this Agreement cannot be executed until after Employee’s employment is terminated by a Qualifying Termination and Employee’s Separation Date, as defined in the Executive Severance Agreement. If Employee executes this Agreement prior to Employee’s Separation Date, this Agreement shall be of no force or effect and shall not satisfy the conditions required by the Executive Severance Agreement.

Accordingly, and in exchange for the promises, representations, and consideration below, the adequacy and sufficiency of which is expressly acknowledges, the Parties agree as follows:

1.Release of Claims. Employee, for himself and his heirs, executors, administrators, personal representatives, agents, employees, assigns, legal representatives and accountants, affiliates, and for any partnerships, corporations, sole proprietorships, or other entities owned or controlled by him, fully releases and discharges the Company and the Company’s parents, subsidiaries, predecessors, successors, assigns, and affiliates, (the “Released Entities”), and the Released Entities’ past, present and future employees, agents, officers, directors, shareholders, representatives, attorneys, insurers and related parties (together with the Released Entities, the “Released Parties”), from any and all actions, causes of action, suits, debts, sums of money, accounts, covenants, contracts, agreements, arrangements, promises, obligations, warranties, trespasses, torts, injuries, losses, damages, claims, demands or other liability or relief of any nature whatsoever, whether known or unknown, foreseen or unforeseen, resulting or to result, whether in law or in equity, or before administrative agencies or departments, that he ever had, now has, or may have, for personal, monetary or other relief, arising out of any matter, cause or event occurring on or prior to the Effective Date of this Agreement, including, but not limited to, any and all claims relating to his employment, or the termination of his employment at the Company, any and all claims under any federal, state, or local laws, regulations, rules, or ordinances, including, but not limited to, assault and battery, intentional infliction of emotional distress, slander, breach of contract, promissory estoppel, negligence, fraud, tortious interference, wrongful discharge, employment discrimination and other violation of federal law (including, but not limited to, violation of the Age Discrimination in Employment Act and Older Workers Benefit Protection Act, Employee Retirement Income Security Act of 1974, Title VII, the Civil Rights Act of 1991, the Americans

with Disabilities Act, the Family and Medical Leave Act of 1993, the Uniformed Services Employment and Reemployment Rights Act, the Worker Adjustment and Retraining Notification Act), RCW 49.60, RCW 49.46, RCW 49.48, RCW 29.12, RCW 49.44.211, RCW 49.44, RCW 49.52, RCW 50.32, SB 5525, and all other state law, local law, including retaliation, sex, race, national origin, age, disability, or religious discrimination and/or harassment, and unlawful employment practices or any other matter whatsoever, which Employee has claimed or may claim or could claim in any local, state or federal forum against the Released Parties. In addition, Employee acknowledges and agrees that he has been fully and properly paid for all hours worked; has received all Family and Medical Leave Act of 1993 (“FMLA”) leave to which he was entitled; is not currently aware of any facts or circumstances constituting a violation of either the FMLA or the Fair Labor Standards Act, as amended (“FLSA”); and, to the greatest extent permitted by applicable law, waives and releases any and all claims under the FMLA and/or the FLSA. By signing below, Employee acknowledges and agrees that this general release will have the broadest possible application and includes any and all claims whatsoever, including, but not limited to, any claims that relate to, or arise from, Employee’s employment or separation from employment with the Company, or that are based on events or circumstances occurring up to and including the date Employee signs this Agreement.

Employee promises, agrees, and warrants that he will not make, file, or initiate any claim, legal or otherwise, action, or administrative action for any claim released by this Agreement. Notwithstanding the forgoing, this provision does not release claims for (a) compensation for illness or injury or medical expenses under any workers’ compensation statute; (b) vested benefits under any Plan maintained by the Company that provides for retirement benefits; (c) health benefits under any law or policy or Plan currently maintained by the Company that provides for health insurance continuation or conversion rights; (d) any claim that cannot, as a matter of law, be waived or released; or (e) Employee’s rights to indemnification, whether under applicable law, the Company’s governing documents or any written indemnification agreement between the Company and Employee. This Agreement is in full accord and satisfaction and compromise of any claims Employee may have.

2.Acknowledgements. Employee acknowledges and agrees that this Agreement will not supersede any other agreement, including but not limited to any confidentiality, non-compete, or arbitration agreement or obligation that Employee was subject to while an employee of the Company. All such agreements remain in effect pursuant to their terms. This Agreement will also not reduce Employee’s obligations to comply with applicable laws relating to trade secrets, confidential information, or unfair competition.

Employee also acknowledges and agrees that he has not suffered any on the job injury for which he has not already filed a claim, and Employee acknowledges that Employee has been paid all wages, compensation, and benefits, including but not limited to, any incentives, commissions, vacation pay, sick pay, paid time off or bonuses that Employee earned or became entitled to during Employee’s employment with the Company through the Separation Date. Employee warrants that he was given all time off from work that she was entitled to under any policy or law, including but not limited to, all FMLA leaves of absence.

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11.Non-Disparagement. Section 9 of the Agreement is incorporated by reference herein.

3.No Cooperation or Encouragement. Unless compelled by law, Employee will not provide, directly or indirectly, any information, encouragement, or assistance to any person or entity considering or pursuing a demand, claim, charge, or lawsuit against the Company or any other Released Party. Moreover, Employee agrees to cooperate with the Company, upon its request, in any investigation or defense. The Parties acknowledge that a breach by Employee of this Paragraph would constitute a material breach of this Agreement, defeat the purpose and intent of this Agreement, and cause great damage and injury to the Company. These provisions are material elements of the Company’s consideration for, and inducement to enter into, this Agreement.

4.Protected Rights. Notwithstanding any other provision, nothing in this Agreement limits Employee’s rights protected under applicable law to file a charge or complaint with the U.S. Equal Employment Opportunity Commission (EEOC), the Occupational Safety and Health Administration (OSHA), the Securities and Exchange Commission (SEC), the National Labor Relations Board (NLRB), or any other federal, state or local governmental agency or commission (“government agency”). Employee understands that this Agreement does not limit Employee’s ability to (i) engage in protected concerted activities for the purpose of collective bargaining, (ii) communicate with any government agency, or (iii) otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information to the government agency, without notice to the Company. However, this Agreement does, to the fullest extent permissible under applicable law, waive Employee’s right to recover monetary damages or remedies in any governmental agency proceeding that personally or individually benefits Employee for claims or items that Employee released in this Agreement, including, but not limited to, front pay, back pay, liquidated damages, and reinstatement. This waiver of rights to relief shall not apply to participation in any investigation or proceeding conducted by the SEC or any other agency that lawfully precludes such a waiver. Employee may receive money properly awarded by the SEC in exchange for providing information to that agency. Nothing in this Agreement is intended to bar or impede Employee’s ability to seek or receive any monetary award or bounty from the SEC or any other governmental agency in connection with “whistleblower” activity.
5.No Reemployment. Employee agrees that he will not seek employment or reemployment with the Company or its subsidiaries, successors, or affiliates. None of these entities have any obligation to consider Employee for employment or reemployment. This Agreement gives the Company and any Released Party the right to refuse to hire Employee and preclude him from working on its premises, its parents or subsidiaries premises, or the premises of any other affiliated or related organization as either an employee, consultant, contractor, or similar capacity. Employee agrees that he will direct any third party seeking a reference to hr-inquiries@creditacceptance.com. The Company agrees that if any third party contacts the Company through the channel required by this Section, the Company will only identify the dates of Employee’s employment and the position(s) held.

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6.No Waiver For Future Acts. Employee understands that he does not waive rights or claims that may arise after the Effective Date of this Agreement.

7.Consideration and Revocation Periods. By signing this Agreement, Employee specifically acknowledges that, in compliance with the Older Workers Benefit Protection Act (“OWBPA”) in order to effectively waive any potential claim under the Age Discrimination in Employment Act (“ADEA”):

a.Employee has had a reasonable period of not less than twenty-one (21) days to review and consider the terms and consequences of this Agreement, and to obtain all of the advice Employee desires or requires regarding the purpose and effect of the terms of this Agreement. Should Employee execute this Agreement prior to the expiration of the twenty-one (21) day consideration period, which Employee is not required to do, Employee is knowingly and voluntarily waiving his right to consider this Agreement for the full twenty-one (21) days;
b.Employee may, for a period of seven (7) days following execution of this Agreement, revoke his acceptance of this Agreement. This revocation must be done in writing and delivered to the Company’s Chief Legal Office at ekerber@creditacceptance.com before the close of business on the seventh day after Employee signs this Agreement.
If Employee revokes this Agreement as provided in this Section, the Agreement shall be null and void and Employee will not be entitled to any of the consideration from the Company provided by this Agreement or Employee’s Executive Severance Agreement. If Employee does not revoke this Agreement within seven (7) days of executing it, this Agreement shall become enforceable on the eighth (8th) day after Employee’s execution (the “Effective Date”).
8.ADEA/OWBPA Acknowledgements. Employee agrees that this Agreement and its releases fully comply with the ADEA, OWBPA, and all other laws, statutes, ordinances, regulations, and/or principles of common law governing releases. Specifically, as it relates to the ADEA, Employee understands that this Agreement has to meet certain requirements to validly release any ADEA claims that he might have, and Employee represents that all such requirements have been satisfied, including that: (i) he has read and understands the terms of this Agreement; (ii) he is not waiving ADEA rights arising after the date of signing this Agreement; (iii) he is receiving valuable consideration in exchange for execution of this Agreement that he would not otherwise be entitled to receive; (iv) the Company is, in writing, advising him to consult independent legal advice before signing this Agreement and Employee has obtained and considered such legal counsel, as he deems necessary; (v)  he received 21 days to consider whether or not to enter into this Agreement (although Employee may elect not to use the 21-day period at his option); (vi) by signing this Agreement, Employee specifically acknowledges and agrees that he knowingly and voluntarily waives all rights or claims arising under the ADEA; and (vii) he has at least seven days after signing this Agreement to revoke his acceptance. Employee is hereby advised that he should consult his own legal counsel regarding this Agreement prior to executing the Agreement.

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9.Return of Company Property. Employee has returned any property in his possession or control belonging to the Company, regardless of whether such property is in electronic, digital, or hard copy format. Employee agrees not to retain copies of any of the foregoing property.

10.Repayment Obligations in Dispute. All disputes related to any material breach of this Agreement will be subject to the parties’ ADR Agreement and corresponding ADR Policy and Procedure. In the event that an arbitrator determines that Employee has violated any of the material terms and conditions of this Agreement, the arbitrator shall determine the appropriate remedy in the arbitrator’s discretion, which may be the full repayment of the Severance Benefits paid hereunder as damages, along with any other remedies the arbitrator deems appropriate.

11.Medicare Acknowledgement. Employee affirms that he [is not eligible] for and has never been a recipient of Medicare benefits. Employee further affirms that (a) he has not sought medical treatment or incurred medical costs through Medicare; (b) is not otherwise eligible for Medicare benefits; and (c) Medicare has not notified Employee nor is Employee aware of any Medicare liens applicable to Employee. Employee agrees to hold the Company harmless from any action by Medicare seeking payment of any past, current or future medical expenses for Employee. The Parties have made every effort to protect Medicare’s interest, if any, in this Agreement, and have not shifted responsibility for medical treatment to Medicare in contravention of federal law. Any present or future action or decision by Center for Medicare Services (CMS) regarding this Agreement or Employee’s eligibility or entitlement to Medicare will not render Employee’s release void or ineffective. Employee waives any and all private causes of action for damages under 42 U.S.C. §1395, and acknowledges that the Company may report the Severance Benefits to CMS if required by law to do so.

12.Severability. If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement and this Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

13.Governing Law. This Agreement shall be interpreted, enforced, and governed by the laws of the State of Washington, without regard to any rules of construction or choice of law principals that would require application of the laws of another jurisdiction. Any action to enforce this Agreement (including the Executive Severance Agreement) shall be subject to the Parties’ arbitration agreement (i.e., the Company’s Alternative Dispute Resolution Policy and Procedure)

14.No Admission of Liability. Neither execution of this Agreement by the Company nor any action taken by the Company toward compliance with the terms of this Agreement, including offering this Agreement, constitute an admission by the Released Parties that they have acted improperly or unlawfully with regard to Employee or that they have violated any state or federal law.
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15.Third-Party Beneficiaries. Employee acknowledges and the Parties agree that all individuals and entities defined as Released Parties in this Agreement are intended third-party beneficiaries of this Agreement and may enforce any portion of this Agreement against Employee as if they were parties to this Agreement. Employee acknowledges that the warranties and representations contained in this Agreement are expressly undertaken by Employee to directly benefit the Company and the Released Parties, as herein defined.

16.Counterparts. This Agreement may be executed in counterparts which, when taken together, constitute a single instrument, and a facsimile or electronically scanned signature shall be considered as authentic as the original.

THE UNDERSIGNED REPRESENT THAT THEY HAVE READ AND UNDERSTAND THE TERMS OF THIS AGREEMENT, AND ARE ENTERING INTO THIS AGREEMENT VOLUNTARILY.

Employee: Vinayak Hegde Dated:	Credit Acceptance Corporation: By: Its: Dated:

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